Exhibit 99.1

MASTER SERVICE AGREEMENT

This Master Service Agreement (“MSA”) is made effective as of February 24, 2014 (“Effective Date”) by and between Geneseo Communications, Inc. d/b/a ColoHub, an Illinois corporation, and its affiliates and subsidiaries with an address of 2701 Devils Glen Road, Bettendorf, Iowa 52722 (“COLOHUB”) and Sysorex Global Holdings Corp., a Nevada corporation with an address of 3375 Scott Boulevard, Suite 440, Santa Clara, CA 95054 (“Customer”). Each may be referred to herein as a “Party” and collectively as the “Parties.”

ARTICLE 1 - GENERAL

1.1       Agreement Structure. The purpose of this MSA is to provide general terms, conditions and a framework within which Customer may from time to time purchase certain telecommunications and related infrastructure services (“Services”) from COLOHUB for its use and/or for resale to its customers (“End User Customers”). Additional terms and conditions that apply to each type of Service are set forth in service schedules (each a “Service Schedule”), and each such Service Schedule executed by Customer shall become part of this Agreement. In the event that Customer purchases a Service without executing the applicable Service Schedule, such Service shall be governed by COLOHUB standard Service Schedule for that Service. This MSA, the applicable Service Schedules and Service Orders (as defined in Section 1.2 below) and any other attachments incorporated therein shall collectively be referred to as the “Agreement.” The Services and the respective Service Schedules available to Customer are: (i) Ethernet and IP Services, (ii) Dark Fiber Services, (iii) Data Center Services and (iv) Colocation Services.

1.2       Orders for Services. Customer may request COLOHUB to provide a Service by submitting a service order in a form provided by COLOHUB from time to time in accordance with the procedures set forth in this Agreement. Customer acknowledges and agrees that Customer is solely responsible for the accuracy of its requests under all Service Orders and other information that it provides to COLOHUB. Each accepted Service Order shall incorporate by reference, and shall be subject to, the terms and conditions of this Agreement and the applicable Service Schedule. Service Orders shall clearly set forth the term, pricing, service type and location(s), a detailed description of the scope of services to be rendered, monthly recurring charge (“MRC”) and/or non-recurring charge (“NRC”) as applicable, and any additional specific terms for the Services (“Service Order”). All Service Orders shall be subject to availability and acceptance by COLOHUB. No Service Order shall be binding on the Parties until and unless accepted by both Parties in writing.

1.3       Order of Precedence. In the event of an express conflict between a term(s) of this MSA and the term(s) of any Service Schedule and/or Service Order, precedence will be given in the following order: (a) the Service Order but solely with respect to the Service covered by that Service Order and provided that an authorized representative of COLOHUB has executed such Service Order; (b) the Service Schedule but solely with respect to the Service covered by that Service Schedule; and (c) this MSA.

1.4       Services. COLOHUB agrees to provide Services in a professional and workmanlike manner. COLOHUB shall use its reasonable best efforts to take all actions within its control to avert outages and interruptions in Services, and to mitigate any adverse consequences from any such outage or interruption. COLOHUB agrees to respond promptly to Service related issues if and when contacted by Customer. COLOHUB agrees to make its representatives and technicians reasonably available during normal business hours to respond to Service related issues. COLOHUB agrees to execute and deliver, and to cause each of its employees or subcontractors to execute and deliver, a separate confidentiality agreement in a form reasonably acceptable to Customer upon Customer’s request. COLOHUB agrees to render Services to any wholly-owned subsidiary or affiliate of Customer as requested by Customer.

1.5       Security and Access to Property. COLOHUB agrees that it shall cooperate with Customer in adopting written security protocols and/or policies reasonable acceptable to the parties, within sixty (60) days following the date of this MSA or by such other date as the Parties mutually agree. COLOHUB agrees that physical access to the equipment and personal property of the Customer located on COLOHUB’s premises shall be strictly limited to persons designated in writing by the Customer.

COLOHUB, LLC

Master Service Agreement (Ver. 01.07.2013)

Confidential and Proprietary

ARTICLE 2 - PAYMENT TERMS

2.1        Credit and Deposit. If requested by COLOHUB, Customer shall complete and submit COLOHUB standard credit application. COLOHUB may from time to time conduct a review of Customer’s credit rating and payment history. COLOHUB may upon written request require Customer to pay a deposit per the terms of the service order or otherwise agreeable by Customer before acceptance of a Service Order. Additionally, for any existing Services, COLOHUB may require (i) Customer to pay a deposit or (ii) an increase in the existing deposit, upon the failure of Customer to submit payment of any amount by the Due Date as a condition to the continued provision of such existing Services. COLOHUB shall refund any amount of deposit paid pursuant to this Section, less any amount for payments that Customer still owes to COLOHUB, when COLOHUB determines in good faith, based on Customer’s credit rating and payment history, that such deposit is no longer necessary to ensure payment, but in no event later than after the termination of all Services and termination of this Agreement.

2.2        Billing Commencement. COLOHUB may commence billing and Customer shall be liable for payment for Services upon the Service Activation Date as defined in the applicable Service Schedule and payment terms.

2.3        Invoicing and Payment Terms. COLOHUB will provide Customer with a monthly itemized invoice, in advance, for the Services together with all other charges due. All amounts due COLOHUB are payable in full within thirty (30) days after receipt of a proper invoice (“Due Date”), unless otherwise stated in any applicable Service Order. Invoice amounts not paid on or before the Due Date shall bear interest at the rate of one and one-half percent (1.5%) per month or the highest lawful rate, whichever is lower. Unless otherwise stated in the Service Order or Service Schedule, COLOHUB shall invoice Customer for any NRC upon mutual acceptance of a Service Order.

2.4        Invoice Disputes. To the extent that Customer disputes any portion of an invoice, Customer shall notify COLOHUB in writing and provide detailed documentation supporting its dispute within forty-five (45) days of the invoice date or the Customer’s right to any billing adjustment shall be waived. In the event of a billing dispute, Customer shall timely pay all undisputed amounts. If the dispute is resolved against Customer, Customer shall pay such amounts due plus interest as set forth in Section 2.3 from the date the payment was originally due. A dispute may not be based upon a claim that all or a portion of the charges for the Services were incurred by an unauthorized Customer’s employee.

ARTICLE 3 - TERM

3.1        MSA Term. This MSA shall be in effect for a period of five (5) years from the Effective Date (“Initial Term”) unless terminated earlier as otherwise provided for in this MSA, and shall automatically renew for one (1) year periods thereafter (each a “Renewal Term” and together with the Initial Term, shall be referred to as the “Term”) until either Party notifies the other Party of its intent not to renew the MSA at least ninety (90) days prior to the end of the Initial Term or any Renewal Term (“Non-Renewal Notice Period”). Notwithstanding the foregoing, in the event that any Service Order remains in effect following such termination, this MSA shall govern and continue in effect with regard to such Service Order until the termination of such Service Order.

3.2        Service Order Term. Unless otherwise stated in the Service Order, the term of each Service Order shall commence on the Service Activation Date for such Service and continue for the period of time specified in that Service Order and thereafter, the shall automatically renew for one (1) year periods (collectively, the “Service Term”).

ARTICLE 4 - DEFAULT; SUSPENSION OF SERVICE

4.1        Customer Default.

4.1.1        Customer is in default of this MSA if Customer (a) fails to cure any monetary breach within ten (10) days of receiving written notice of the breach from COLOHUB; (b) fails to cure any non-monetary breach of any terms of the agreement within thirty (30) days of receiving written notice of the breach from COLOHUB; or (c) any properly invoiced amount is due and unpaid, and the Customer files or initiates proceedings or has proceedings filed or initiated against it, seeking liquidation, reorganization or other relief (such as the appointment of a trustee, receiver, liquidator, custodian or such other official) under any bankruptcy, insolvency or other similar law (each such event shall be a “Customer Default”).

COLOHUB, LLC

Master Service Agreement (Ver. 01.07.2013)

Confidential and Proprietary

4.1.2        In the event of a Customer Default, COLOHUB upon written notice to Customer may suspend Services to Customer until Customer remedies the Customer Default or COLOHUB may terminate this MSA and/or any or all of the Services being provided hereunder. These remedies are in addition to and not a substitute for all other remedies contained in this MSA or available to COLOHUB at law or in equity.

4.2        COLOHUB Default.

4.2.1        COLOHUB is in default of this MSA if COLOHUB fails to cure any non-monetary breach of any material term of this MSA within thirty (30) days of receiving written notice of the breach from Customer (“COLOHUB Default”). Customer’s sole and exclusive remedy for any failure of Service is set forth in the applicable Service Schedule.

4.2.2        In the event of a COLOHUB Default, Customer may terminate the Services and the Agreement upon written notice to COLOHUB. Any termination shall not relieve Customer of its obligations to pay all charges incurred hereunder prior to such COLOHUB Default.

4.3        COLOHUB Representations and Warranties. COLOHUB represents, warrants and covenants to Customer that: (a) COLOHUB has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) COLOHUB’s execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by COLOHUB to any third party to keep any information or materials in confidence or in trust; (c) the Services, including, without limitation, the facilities provided in connection with those Services, shall be free from material errors or other defects, shall be maintained in good working order and shall substantially conform to any mutually agreed standards, specifications and security protocols for such Services and facilities as set forth or referenced in any applicable Service Order; (d) neither this MSA, any Service Order, or the performance thereof, will result in the imposition of any mortgage, lien, pledge, security interest, encumbrance or encroachment on the personal property of Customer located on the premises of COLOHUB.

ARTICLE 5 – TAXES

All charges for the Services are exclusive of any Taxes (as defined below). Except for taxes based on COLOHUB net income or for taxes which Customer possesses an exemption certificate, Customer shall be responsible for payment of its own applicable taxes that arise in any jurisdiction, including, without limitation, value added, consumption, sales, use, gross receipts, excise, access, bypass, or other taxes, duties, fees, charges or surcharges (including regulatory fees), however designated, imposed or based upon the sale or use of the Services (collectively “Taxes”). Such Taxes will be individually identified on invoices.

ARTICLE 6 - LIMITATION OF LIABILITY

6.1        General Limitations. Neither party shall be liable for loss or damage occasioned by a Force Majeure Event, including to the extent allowed by law, for injury to or death of any person and for damage to or loss of any property arising out of or attributable to such Force Majeure event. An outage or interruption in Service caused by a Force Majeure Event shall be deemed a suspension of Service, and the Customer shall not be liable for MRCs during such suspension.

6.2        Special Damages. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATION SET FORTH BELOW IN ARTICLE 7, OR OTHERWISE PROVIDED IN THIS MSA, AN AMENDMENT OR SERVICE ORDER, AND EXCEPT FOR CLAIMS ARISING FROM A PARTY’S INTENTIONAL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUE, LOSS OF GOODWILL, LOSS OF ANTICIPATED SAVINGS, LOSS OF DATA, LOSS OR DAMAGE TO INTELLECTUAL PROPERTY, INCURRED OR SUFFERED BY EITHER PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS EXPRESSLY SET FORTH IN THIS MSA, AN AMENDMENT OR SERVICE ORDER, COLOHUB MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE OF THE SERVICE, LOCAL ACCESS OR ANY OTHER MATTER, AND ANY SUCH WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

COLOHUB, LLC

Master Service Agreement (Ver. 01.07.2013)

Confidential and Proprietary

6.3        No Liability for Certain Actions. COLOHUB shall not be liable to Customer or its End User Customers for any claims or damages resulting from or caused by (a) unauthorized access to transmission facilities or premise equipment, or for unauthorized access to or alteration, theft, or destruction of data files, programs, procedure, or information through accident, wrongful means or devices, or any other method, other than such events which are attributable to the negligence of COLOHUB; (b) Customer’s fault, negligence or failure to perform Customer’s responsibilities; (c) claims against Customer by any other party (except for third-party claims indemnified under Article 7); (d) any act or omission of any external party (such as End User Customers) other than COLOHUB, its employees, agents and subcontractors (if any); or (e) equipment or services furnished by a third party, including End User Customers. COLOHUB is not responsible for the content of any information transmitted or received through the Services. Customer shall be solely responsible for all of the security and confidentiality of information it transmit using Customers equipment. Customer shall be solely responsible for all Customer support, pricing and service plans, billing and collections with respect to its End Users Customers, including obtaining all necessary legal or regulatory approvals to provide or terminate the provision of the services to its End User Customers. COLOHUB exercises no control over, and accepts no responsibility for, the content of the information passing through its network, or Customer equipment, and use of any such Service is at Customer's own risk.

ARTICLE 7 – INDEMNIFICATION AND INSURANCE

7.1        Indemnification. Each Party shall indemnify, defend and hold harmless (“Indemnifying Party”) the other Party, its directors, officers, employees, and agents, successors and assigns (“Indemnified Party”), from all damages, costs, expenses and liabilities, including reasonable attorney’s fees and disbursements, sustained in any action commenced by any third party in connection with the Indemnifying Party’s performance of, or failure to perform, its obligations and duties, or breach of covenants, representations or warranties, under this Agreement except for those damages, costs, expenses and liabilities arising from the negligence or willful misconduct of the Indemnified Party; provided, however, that COLOHUB is not obligated to indemnify Customer, and Customer shall defend and indemnify COLOHUB hereunder, for any claims by any third party, including End User Customers, arising from services provided by Customer that incorporate any of the Services including but not limited to (a) violation of any applicable law by End User Customers; (b) damage to property or personal injury (including death) arising out of the acts or omissions of End User Customers; (c) termination or suspension of Services of Customer or End User Customers, due to a Customer Default; or (d) claims by a third party, including without limitation End User Customers, arising out of or related to the use or misuse of any Service.

7.2        Indemnification Procedures. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any such suit or claim, and shall take such action as may be necessary to avoid default or other adverse consequences in connection with such claim. The Indemnifying Party shall have the right to select counsel and to control the defense and settlement of such claim; provided, however, that the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in handling the claim, and provided further, that the Indemnifying Party shall not take any action in defense or settlement of the claim that would negatively impact the Indemnified Party. The Indemnified Party shall provide cooperation and participation of its personnel as required for the defense at the cost and expense of the Indemnifying Party.

7.3        Insurance.

(a)        COLOHUB shall, at its own expense, obtain and maintain the following insurance: Commercial General Liability, with coverage including premises/operations, personal property, fixtures and equipment (whether or not owned by COLOHUB), personal injury, and operations liabilities, with limits of not less than $3,000,000 per occurrence for bodily injury and property damage combined. Upon written request by Customer, and provided that the Customer is covered by its own commercial general liability insurance policy, the Customer and its subsidiaries shall each be named as an additional insured under the foregoing polic(ies). The Parties agree that the naming of the Customer and its subsidiaries as additional insureds shall in no way be construed as providing coverage to any of the clients of the Customer or its subsidiaries. The Parties further agree that COLOHUB shall not be obligated under this Section to obtain or maintain insurance for damage or loss relating to intellectual or intangible property.

(b)        Workers' Compensation insurance, including coverage for all costs, benefits, and liabilities as required under Workers' Compensation and similar laws. COLOHUB warrants and represents that its subcontractors will maintain Workers' Compensation and Employer's Liability insurance as required by law, and COLOHUB further agrees to indemnify Customer and its subsidiaries for any loss, cost, liability, expense and/or damage suffered by them as a result of the failure of its subcontractors to maintain such insurance.

COLOHUB, LLC

Master Service Agreement (Ver. 01.07.2013)

Confidential and Proprietary

Certificates of insurance evidencing coverage shall be submitted within 30 days after the execution of this MSA, or upon written request by Customer, and on each insurance policy renewal thereafter. COLOHUB shall, at Customer’s request, provide copies of requested insurance policies. A failure by COLOHUB to provide Customer with such certificates of insurance, or maintain the insurance described above in this Section shall be deemed a material breach of this MSA.

ARTICLE 8 - CONFIDENTIALITY

“Confidential Information” shall mean all information, including this Agreement, regarding the telecommunications needs of Customer and the Services that COLOHUB offers under this Agreement which is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), to the extent that such information is marked or identified as confidential or proprietary. Notwithstanding the foregoing, all written or oral pricing and contract proposals exchanged between the Parties shall be deemed Confidential Information, whether or not so designated. Confidential Information is the property of the Disclosing Party and shall be returned to the Disclosing Party upon request. Information that (i) is independently developed by the Receiving Party, (ii) is lawfully received by the Receiving Party free of any obligation to keep it confidential, or (iii) becomes generally available to the public other than by breach of this Agreement, shall not be considered Confidential Information. A Receiving Party, including its officers, directors, employees, partners, affiliates, agents and representatives, shall hold all Confidential Information in confidence from the time of disclosure until three (3) years following its disclosure. During that period, the Receiving Party: (a) shall use such Confidential Information only for the purposes of performing its obligations under this Agreement; (b) shall reproduce such Confidential Information only to the extent necessary for such purposes; (c) shall restrict disclosure of such Confidential Information to employees that have a need to know for such purposes; (d) shall not disclose Confidential Information to any third party without prior written approval of the Disclosing Party except as expressly provided in this Agreement or as required by law; and (e) shall use at least the same degree of care (in no event less than reasonable care) as it uses with regard to its own proprietary or confidential information to prevent the disclosure, unauthorized use or publication of Confidential Information. In the event that the Receiving Party is required to disclose Confidential Information of the Disclosing Party pursuant to law, the Receiving Party will notify the Disclosing Party of the required disclosure with sufficient time for the Disclosing Party to seek relief, will cooperate with the Disclosing Party in taking appropriate protective measures, and will make such disclosure in a fashion that maximizes protection of the Confidential Information from further disclosure. Notwithstanding anything in this Article to the contrary, the fact that Customer is a customer of COLOHUB shall not be deemed Confidential Information and COLOHUB may disclose the same without liability therefor.

ARTICLE 9 - FORCE MAJEURE

Neither Party shall be liable for any failure of performance hereunder due to causes beyond its reasonable control including, but not limited to, acts of third parties not under the direction or actual control of the Party delayed or unable to perform, acts of God, fire, explosion, vandalism, cable cut, flood, storm, or other similar catastrophe, any law, order, regulation, direction, action or request of the government, or any department, agency, commission, court, or bureau of a government, or any civil or military authority, national emergency, insurrection, riot, war, strike, lockout, or work stoppage (each, a “Force Majeure Event”). The Party claiming relief under this Section shall notify the other Party of the occurrence or existence of the Force Majeure Event and of the termination of such event.

ARTICLE 10 - MISCELLANEOUS PROVISIONS

10.1        Subject to Laws. This Agreement is subject to all applicable federal, state and local laws, and regulations, rulings and orders of governmental agencies, including, but not limited to, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Rules and Regulations of the Federal Communications Commission (“FCC”), COLOHUB applicable tariffs, if any, and the obtaining and continuance of any required approval or authorization of the FCC or any governmental body. Either Party may terminate its obligations under this Agreement and/or a Service Schedule and/or a Service Order without liability if ordered to do so by the final order or ruling of a court or other governmental agency or if such order or ruling would make it impossible for either Party to carry out its obligations under this Agreement.

10.2        Governing Law. This Agreement shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by the laws of the State of Iowa.

10.3        Prevailing Party. In the event that suit is brought or an attorney is retained by either party to enforce the terms of this Agreement or to collect any money as due hereunder or to collect any money damages for breach hereof, the prevailing Party shall be entitled to recover, in addition to any other remedy, the reimbursement of reasonable attorneys’ fees, court costs, costs of investigation and other related expenses incurred in connection therewith.

COLOHUB, LLC

Master Service Agreement (Ver. 01.07.2013)

Confidential and Proprietary

10.4        Relationship of Parties. This Agreement does not create a partnership, joint venture or agency relationship between the COLOHUB and Customer. Neither Party shall have any authority to bind the other Party to any agreement, understanding or other instrument, in any manner whatsoever.

10.5        Assignment; Binding Effect. Neither Party shall transfer or assign, voluntarily or by operation of law, its obligations under this Agreement without the prior written consent of the other Party. This MSA shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Each of the undersigned hereby state that he/she has full authority to enter into this MSA and hereby accepts this MSA on behalf of the companies identified below.

10.6        Notices. Notices under this MSA shall be in writing and delivered by certified mail, return receipt requested, or by nationally recognized courier to the persons whose names and business addresses appear below, and such notice shall be effective on the date of receipt, or refusal of delivery, by the receiving Party.

If to COLOHUB:	If to Customer:
COLOHUB	Sysorex Global Holdings Corp.
Attn: Scott D Rubins	3375 Scott Boulevard, Suite 440
111 East First St	Santa Clara, CA 95054
Geneseo, IL 61254	Attn.: Nadir Ali, Chief Executive Officer

Billing Disputes:
COLOHUB
Attn: Judith Denys
111 East First St
Geneseo, Il 61254

10.7        No Third Party Beneficiaries. The representations, warranties, covenants and agreements of the Parties set forth herein are not intended for, nor shall they be for the benefit of or enforceable by, any third party or person not a Party hereto, including without limitation, End User Customers.

10.8        Entire Agreement. This Agreement constitutes the entire understanding between the Parties relating to the rights, duties and obligations granted and assumed herein. Any prior agreements, promises, negotiations or representations regarding the subject matter hereof are of no force or effect. No alteration or variation of the terms of any provision shall be valid unless made in writing and signed by a duly authorized representative of COLOHUB and the Customer. In the event that any one or more of the provisions of this MSA shall for any reason be held to be invalid or unenforceable, the remaining provisions of this MSA shall be unimpaired, and shall remain in effect and be binding upon the Parties. The Services provided by COLOHUB are subject to the condition that they will not be used for any unlawful purposes. No course of dealing between the Parties and no failure to exercise any right hereunder shall be construed as a waiver of any provision hereof.

10.9        Counterparts/Facsimile Signatures. This MSA may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This MSA and any Service Schedule and any Service Orders may be executed via a recognized electronic signature service (e.g., Docusign) or may be delivered by facsimile transmission, or may be signed, scanned and emailed to COLOHUB, and any such signatures shall be treated as original signatures for all applicable purposes.

wGeneseo Communications, Inc.		Sysorex Global Holdings Corp.

Signature:	/s/ Scott D. Rubins	Signature	/s/ Nadir Ali

Name:	Scott D. Rubins	Name:	Nadir Ali

Title:	President and CEO	Title:	CEO

COLOHUB, LLC

Master Service Agreement (Ver. 01.07.2013)

Confidential and Proprietary